Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

MB PRINGO MERGER SUB, INC.,

MOBILEBITS HOLDINGS CORPORATION,

AND

PRINGO, INC.

June 23, 2011

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER		6
1.1	The Merger	6
1.2	Closing	6
1.3	Effect of the Merger	6
1.4	Certificate of Incorporation; By-laws of Surviving Corporation	6
1.5	Directors of Surviving Corporation	6
1.6	Officers of Surviving Corporation	6
1.7	Directors and Officers of Parent	6
1.8	Directors of MobileBits Corporation	7
1.9	Officers of MobileBits Corporation	7

ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES		7
2.1	Conversion of Securities	7
2.2	Stock Options	7
2.3	Appraisal Rights	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		8
3.1	Organization and Qualification; Subsidiaries	9
3.2	Certificate of Incorporation and By-laws; Corporate Books and Records	9
3.3	Capitalization	9
3.4	Authority	10
3.5	No Conflict; Required Filings and Consents	11
3.6	Permits; Compliance With Law	12
3.7	SEC Filings; Sarbanes-Oxley Act; Financial Statements	12
3.8	Brokers	13
3.9	Absence of Certain Changes or Events	13
3.10	Employee Benefit Plans	13
3.11	Labor and Other Employment Matters	14
3.12	Tax Treatment	15
3.13	Contracts	15
3.14	Litigation	16
3.15	Environmental Matters	16
3.16	Intellectual Property	17
3.17	Taxes	18
3.18	Insurance	19
3.19	Vote Required	20
3.20	Ownership of Merger Sub; No Prior Activities	20
3.21	Transactions with Affiliates	20
3.22	Certain Liabilities	20
3.23	No Other Representations or Warranties	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21
4.1	Organization and Qualification; Subsidiaries	21
4.2	Certificate of Incorporation and By-laws; Corporate Books and Records21	21
4.3	Capitalization	21
4.4	Authority	22
4.5	No Conflict; Required Filings and Consents	23
4.6	Permits; Compliance With Law	23
4.7	Financial Statements	24
4.8	Brokers	24
4.9	Absence of Certain Changes or Events	24
4.10	Employee Benefit Plans	25
4.11	Labor and Other Employment Matters	26
4.12	Tax Treatment	26
4.13	Contracts	27
4.14	Litigation	27
4.15	Environmental Matters	27
4.16	Intellectual Property	28
4.17	Taxes	29
4.18	Insurance	31
4.19	Vote Required	31
4.20	Transactions with Affiliates	31
4.21	Certain Liabilities	31
4.22	No Other Representations or Warranties	31

ARTICLE V COVENANTS		32
5.1	Conduct of Business by Parent Pending the Closing	32
5.2	Conduct of Business by the Company Pending the Closing	34
5.3	Stockholder Approval	36
5.4	Access to Information; Confidentiality	36
5.5	No Solicitation of Transactions	36
5.6	Appropriate Action; Consents; Filings	39
5.7	Certain Notices	39
5.8	Public Announcements	40
5.9	Employee Benefit and Section 16 Matters	40
5.10	Indemnification of Directors and Officers	41
5.11	Takeover Statutes	41
5.12	Reorganization	41
5.13	Transfer Taxes	42
5.14	Form S-8	42
5.15	Updates and Information	42
5.16	Reserved	42
5.17	Audited Financial Statements of the Company	42
5.18	Charter Amendment	42
5.19	Pooling Agreement	43
5.20	Parent Buy-back of Shares	43
5.21	Due Diligence	43

ARTICLE VI CLOSING CONDITIONS		45
6.1	Conditions to Obligations of Each Party Under This Agreement	45
6.2	Additional Conditions to Obligations of Parent and Merger Sub	45
6.3	Additional Conditions to Obligations of the Company	46

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		47
7.1	Termination	47
7.2	Effect of Termination	48
7.3	Amendment	49
7.4	Waiver	50
7.5	Expenses	50

ARTICLE VIII GENERAL PROVISIONS		50
8.1	Non Survival of Representations, Warranties and Agreements	50
8.2	Notices	50
8.3	Certain Definitions	51
8.4	Headings	56
8.5	Severability	56
8.6	Entire Agreement	56
8.7	Assignment	56
8.8	Parties in Interest	56
8.9	Mutual Drafting	56
8.10	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	56
8.11	Disclosure	57
8.12	Counterparts	57
8.13	Other Remedies; Specific Performance	57

LIST OF ANNEXES

Annex A                      Initial Directors of Surviving Corporation

Annex B                      Initial Officers of Surviving Corporation

Annex C                      Initial Directors of Parent

Annex D                      Initial Officers of Parent

Annex E                      Directors of MobileBits Corporation

Annex F                      Officers of MobileBits Corporation

LIST OF SCHEDULES

Schedule 5.9(b)(i) – Key Employees of Company

Schedule 5.9(b)(ii) – Key Employees of Parent

LIST OF EXHIBITS

Exhibit A – Form of Pooling Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 23, 2011 (the “Agreement Date”) by and among Mobilebits Holdings Corporation, a Nevada corporation (“Parent”), MB Pringo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Pringo, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the Delaware General Corporation Law (“Delaware Law”).

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the Merger.

WHEREAS, the Board of Directors of Parent has resolved to recommend approval by the stockholders of Parent the amendment of Parent’s certificate of incorporation to increase the number of authorized shares of common stock, par value $0.001 of Parent (“Parent Common Stock”) and the issuance of shares of Parent Common Stock in connection with the Merger, upon the terms and subject to the conditions set forth herein.

WHEREAS, The Board of Directors of Parent has resolved to recommend approval by the stockholders of Parent the amendment of Parent’s certificate of incorporation to change its name to “MB Pringo Corporation”.

WHEREAS, For United States federal income tax purposes, Parent, Merger Sub and the Company intend that (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement shall constitute a plan of reorganization for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g), and (iii) that each of Parent, Merger Sub and the Company shall be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the parties hereby agree as follows:

THE MERGER

1.1           The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, Merger Sub, at the Effective Time, shall be merged with and into the Company.  Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger.

1.2           Closing.  Subject to termination of this Agreement as provided in Article VII, the closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, or on such time or date as agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”).  The Closing shall be held at the offices of Anslow & Jaclin, LP, 195 Route 9 South, Suite 204, Manalapan, NJ 07726, unless another place is agreed to in writing by the parties hereto.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”) in such form as required by, and executed in accordance with the relevant provision(s) of Delaware Law (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation; By-laws of Surviving Corporation.  The Certificate of Incorporation and By-laws immediately prior to the Effective Time of the Company shall be the Certificate of Incorporation and By-laws of the Surviving Corporation.

1.5           Directors of Surviving Corporation.  The directors of the Surviving Corporation immediately following the Effective Time shall be those persons set forth on Annex A hereto, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6           Officers of Surviving Corporation.  The officers of the Surviving Corporation immediately following the Effective Time shall those persons set forth on Annex B hereto, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7           Directors and Officers of Parent.  The parties will take all action necessary such that at the Effective Time the initial composition of the Board of Directors of Parent shall be those persons set forth on Annex C hereto, and (iii) the officers of Parent shall be the persons set forth on Annex D hereto (it being understood that prior to the Effective Time the persons set forth on Annexes C and D may only be changed by mutual written consent of the parties).  The parties shall take such action as is necessary to structure the Board of Directors of Parent to satisfy applicable stock exchange and corporate governance requirements.

1.8           Directors of MobileBits Corporation.  The directors of the MobileBits Corporation immediately following the Effective Time shall be those persons set forth on Annex E hereto, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.9           Officers of MobileBits Corporation. The officers of the MobileBits Corporation immediately following the Effective Time shall those persons set forth on Annex F hereto, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)           Conversion of Company Common Stock.  Subject to Section 2.3, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive a number of shares of Parent Common Stock such that at the Effective Time, the Company’s stockholders, and the holders of the Company’s outstanding options and warrants, shall own fifty percent (50%) of the Parent’s then outstanding shares of Common Stock on a fully diluted basis (as if such options and warrants were exercised), and the Parent’s stockholders, and holders of Parent’s outstanding options and warrants,  shall own fifty percent (50%) of its then outstanding shares of Common Stock on a fully diluted basis (as if such options and warrants were exercised) (the “Exchange Ratio”).  All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger.  Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and any fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates shall be rounded up to the next whole share number.

(b)           Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.2   Stock Options.  Prior to the Effective Time, each unexercised and unexpired option to purchase Company Common Stock then outstanding (“Company Option”) under any stock option plan of the Company or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, as set forth in Section 2.2 of the Company Disclosure Schedule (defined in Article IV), shall be assumed by Parent.  At the Effective Time, Parent shall assume each of the Company Stock Option Plans and each Company Option  assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan, if any, pursuant to which the Company Option was issued and any option agreement between the Company and the optionee with regard to the Company Option immediately prior to the Effective Time, except that (i) each Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing (A) the per share exercise price under such Company Option by (B) the Exchange Ratio rounded up to the nearest whole cent.  Parent and the Company shall take any actions and provide any notices as may be necessary to effectuate the foregoing.

2.3    Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Delaware Law (“Appraisal Shares”) shall not be converted into a right to receive shares of Parent Common Stock pursuant to Section 2.1(a), unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder’s right to appraisal.  If, after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder’s right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Parent Common Stock pursuant to Section 2.1(a).  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock.  The Company shall not settle, make any voluntary payments with respect to, or offer to settle, any claim with respect to dissenting shares without the consent of Parent.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Parent Disclosure Schedule shall be considered disclosed for other sections of the Parent Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1         Organization and Qualification; Subsidiaries.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Each Subsidiary of Parent has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be.  Parent and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  Except as set forth on Section 3.1 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.  Section 3.1 of Parent Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Parent.  Except as set forth in Section 3.1 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries holds an Equity Interest in any other person.

3.2           Certificate of Incorporation and By-laws; Corporate Books and Records.  The copies of Parent’s Amended and Restated Certificate of Incorporation (the “Parent Certificate”) and Amended and Restated By-laws (the “Parent By-laws”) that are filed as exhibits to Parent’s Annual Report on Form 10-K for the year ended October 31, 2010 (the “Parent Form 10-K”) are complete and correct copies thereof as in effect on the date hereof.  Parent is not in violation of any of the provisions of the Parent Certificate or Parent By-laws.  True and complete copies of all minute books of Parent have been made available by Parent to the Company.

3.3           Capitalization

(a)           The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $0.001 per share (the “Parent Common Stock”) and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”).  As of the Agreement Date, (A) 26,625,146 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, non-assessable and free of preemptive rights, (B) no shares of Parent Preferred Stock were issued and outstanding, (C) no shares were held in treasury, and (D) 4,207,610 shares of Parent Common Stock were issuable upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding on such date.  All capital stock or other equity securities of Parent have been issued in compliance with applicable federal and state securities laws.

(b)           As of the Agreement Date, except for Parent Options to purchase not more than 4,207,610 shares of Parent Common Stock, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries.  Parent has provided the Company with a true and complete list, as of the date hereof, of all Parent Options outstanding under the Parent Stock Plans, the prices at which such outstanding Parent Options may be exercised, the number of Parent Options outstanding at each such price and the vesting schedule of Parent Options.  All shares of Parent Common Stock subject to issuance under Parent Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(c)           Except for the contractual obligations set forth in Section 3.3(c) of the Parent Disclosure Schedule, as of the Agreement Date there are no outstanding contractual obligations of Parent or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries.  Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.  There are no outstanding contractual obligations of Parent or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by Parent of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d)           Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matter.  Parent has not adopted a stockholder rights plan.

(e)           Except as set forth on Section 3.3(e) of the Parent Disclosure Schedule, none of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Parent Options.

3.4           Authority

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than described in Section 3.19 and Section 5.18 of this Agreement.  This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The Board of Directors of Parent (the “Parent Board”), by resolutions duly adopted by unanimous vote of the disinterested directors at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Parent Board Approval”), has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent and its stockholders, and (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger).  Parent Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Sections 438 and 439 of Nevada Revised Statutes Chapter 78 – Private Corporations and Section 203 of Delaware Law.

(b)           Merger Sub’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent, as Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended (subject to section 6.3) that Parent approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.5           No Conflict; Required Filings and Consents

(a)           The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (A) conflict with or violate any provision of the Parent Certificate or Parent By-laws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (C) except as set forth in Section 3.5(a) of the Parent Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract, Parent Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, other than described in Section 3.19 and Section 5.18 of this Agreement, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

3.6           Permits; Compliance With Law.  Parent and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, orders, consents, registrations, approvals and clearances of any Governmental Entity (collectively, “Parent Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted or proposed to be conducted, and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect.  No Parent Permit is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.  None of Parent or any of its Subsidiaries is or has been in conflict with, or in default or violation of, (x) any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is or has been bound or affected or (y) any Parent Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

3.7           SEC Filings; Sarbanes-Oxley Act; Financial Statements

(a)           Except as set forth in Section 3.7(a) of the Parent Disclosure Schedule Parent has timely filed or furnished all forms, reports, proxy statements, schedules and documents required to be filed or furnished by it under the Exchange Act, including the filing of any Form 8-K that would be required under the Exchange Act since the most recent filing of Parent’s Form 10-Q or Form 10-K (collectively, the “Parent SEC Filings”), other than with respect to entry into this Agreement.  Each Parent SEC Filing (A) as of the time it was filed, complied in all material respects with the requirements of the Exchange Act, and (B) did not, at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or will be made, not misleading.

(b)           Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Filings, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.7(b), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act.

(c)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Article 10 to Regulation S-X and the instructions to Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of Parent and the Subsidiaries of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect).  The books and records of Parent and each of its Subsidiaries have been maintained in accordance with applicable material legal and accounting requirements.

(d)           Except as and to the extent set forth on the consolidated balance sheet of Parent and its Subsidiaries as of January 31, 2011 included in Parent Form 10-Q for the quarter ended January 31, 2011, including the notes thereto, none of Parent or any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments that would not be material in amount or effect and liabilities or obligations incurred in the ordinary course of business since January 31, 2011.

3.8           Brokers.  Except for as set forth in Section 3.8 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.9           Absence of Certain Changes or Events.  Since January 31, 2011, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been any action taken by Parent or any of its Subsidiaries through the Effective Time that would constitute a breach of Section 5.1.

3.10           Employee Benefit Plans.

(a)           Section 3.10(a) of the Parent Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Parent or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Parent Benefit Plan”).  Neither Parent nor, to the knowledge of Parent, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.  With respect to each Parent Benefit Plan, (to the extent applicable) Parent has delivered or made available to the Company true, correct and complete copies of (A) each Parent Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the DOL with respect to such Parent Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Parent Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter and (F) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b)           Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of Parent Benefit Plans as of the Agreement Date have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent SEC Filings prior to the Agreement Date.  With respect to Parent Benefit Plans, no event, including any prohibited transaction(s), has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent or any fiduciary of such Parent Benefit Plans could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

3.11           Labor and Other Employment Matters

(a)           Parent and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, non-compliance with which should reasonably be expected to have a Material Adverse Effect.  None of Parent or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any of its Subsidiaries.  There is no labor dispute, strike, slowdown or work stoppage against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of Parent or any of its Subsidiaries.  To Parent’s knowledge, no employee of Parent or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b)           Parent has identified in Section 3.11(b) of the Parent Disclosure Schedule and has made available to the Company true and complete copies of (A) all severance and employment agreements with directors, officers or employees of, or consultants to, Parent or any of its Subsidiaries, (B) all severance programs and policies of Parent and each of its Subsidiaries with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of Parent and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions.  Except as set forth in Section 3.11(b) of the Parent Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Parent or any of its Subsidiaries or affiliates from Parent or any of its Subsidiaries or affiliates under any Parent Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.  As of the Agreement Date, no individual who is a party to an employment agreement listed in Section 3.11(b) of the Parent Disclosure Schedule or any agreement incorporating change in control provisions with Parent has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Parent under such agreement.

3.12           Tax Treatment.  None of Parent, any of its Subsidiaries or any of Parent’s affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13           Contracts.  As of the date hereof, except as filed as exhibits to Parent SEC Filings or as disclosed in Section 3.13 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any of its Subsidiaries, or which restricts the conduct of any line of business by Parent or any of its Subsidiaries or any geographic area in which Parent or any of its Subsidiaries may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.  Each Contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Parent Disclosure Schedule, is referred to herein as a “Parent Material Contract.”  Each Parent Material Contract is valid and binding on Parent and each of its Subsidiaries party thereto and, to Parent’s knowledge, each other party thereto, and in full force and effect, and Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof  under each, and is not otherwise in default or violation of any, Parent Material Contract and, to Parent’s knowledge, each other party to each Parent Material Contract has in all respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect.  As of the date hereof, none of Parent or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract.  Parent has made available to the Company true and complete copies of each Parent Material Contract.

3.14           Litigation.  Except as and to the extent disclosed in Section 3.14 of the Parent Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries is as of the date hereof obligated to indemnify a third party and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

3.15           Environmental Matters.  Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)           Parent and each of its Subsidiaries (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b)           None of Parent or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c)           None of Parent or any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d)           None of the real property owned or leased by Parent or any of its Subsidiaries is listed or, to the knowledge of Parent, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e)           To the knowledge of Parent, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by Parent or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving Parent or any of its Subsidiaries based on or related to any Environmental Law.

3.16           Intellectual Property.  (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, Parent owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of Parent and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the Agreement Date (“Parent Material Intellectual Property”).  Except as set forth in Section 3.16 of the Parent Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Parent Material Intellectual Property has been made by a third party and no such Parent Material Intellectual Property is the subject of any pending or, to Parent’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to Parent or any of its Subsidiaries that the use of any Parent Material Intellectual Property by Parent, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Parent or any of its Subsidiaries has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Parent Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Parent Material Intellectual Property; (D) Parent has, and enforces, a policy requiring each employee to execute a confidential information and inventions assignment agreement, and each consultant and independent contractor to execute a confidential information agreement, and all current and former employees, consultants and independent contractors have executed at least one such agreement; (E) Parent has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Parent Material Intellectual Property, and has no knowledge that any employee or former employee of Parent has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Parent Material Intellectual Property; (F) Parent has taken all reasonable action to maintain and protect each item of Parent Material Intellectual Property; (G) to its knowledge, Parent has the right to use all of Parent Material Intellectual Property in all jurisdictions in which Parent currently conducts business; and (H) neither the operation of the businesses of Parent and each of its Subsidiaries  nor the use of any Parent Material Intellectual Property infringes on or violates (or in the past infringed or violated) any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right or constitutes or misappropriation of (or in the past constituted a misappropriation of) any trade secret, confidential information or know-how; provided that the foregoing representation shall be qualified by knowledge with respect to patents.

(b)           Parent owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property created by its (i) employees, in connection with Parent’s business, and (ii) independent contractors, in connection with any such independent contractor performing its duties for the Parent.

3.17           Taxes

(a)           Parent and each of its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect.  All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect.  All Taxes shown as due on such Tax Returns have been timely paid.

(b)           Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of Parent and its Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in Parent SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns.

(c)           Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to any of Parent and its Subsidiaries have been claimed, proposed or assessed in writing by a Tax authority or other Governmental Entity, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and Parent and its Subsidiaries have not received written notification that any such audit or other proceeding is pending, and (iii) neither Parent nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           There are no Tax liens upon any property or assets of Parent or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, or (ii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e)           Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have otherwise complied with all applicable rules and regulations relating to withholding of Taxes, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f)           None of Parent or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(g)           No claim has ever been made in writing by an authority in a jurisdiction where any of Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in such jurisdiction.

(h)           None of Parent or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which Parent is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to any Tax sharing or Tax allocation agreement.

(i)           None of Parent or any of its Subsidiaries has been a party to any distribution in which the parties to such distribution treated the distribution as one described in Section 355 of the Code, in whole or in part.

(j)           Parent and its Subsidiaries have made available to the Company correct and complete copies of all (i) income, franchise and other material federal and applicable state and local Tax Returns for tax years ending on or after December 31, 2005, as Company may have requested, and (ii) income Tax audit reports, statements of deficiency, and closing or other agreements relating to Taxes.

(k)           Parent and each Subsidiary is, and has always been, an accrual method taxpayer.  Neither Parent nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date, except in each case where such inclusion of an item of income or exclusion of an item of deduction would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503(d)(2) of the Code.

(l)           Section 3.17(l) of the Parent Disclosure Schedule sets forth all countries, states, provinces, cities and other jurisdictions in which the Parent and each Subsidiary either (i) has been subject to any Tax at any time during the past five (5) years, (ii) is currently subject to any Tax, or (iii) is or has been during the past five (5) years subject to a written claim that the Parent or any Subsidiary is subject to any Tax.

3.18           Insurance.  Section 3.18 of the Parent Disclosure Schedule lists all material policies of liability, property, casualty and other forms of insurance owned or held by Parent and each of its Subsidiaries, copies of which have previously been made available to the Company.  All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.  No insurer has advised Parent or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against Parent or any of its Subsidiaries.

3.19           Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of capital stock or other equity securities of the Parent necessary to adopt this Agreement and to effect the transactions contemplated hereby, including the Merger (the “Parent Stockholder Approval”).

3.20           Ownership of Merger Sub; No Prior Activities.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Merger Sub is a direct wholly-owned subsidiary of Parent.  The common stock of Merger Sub, as issued in compliance with the provisions of this Agreement is duly authorized, validly issued, fully paid and non-assessable, and is free of any liens or encumbrances caused or created by Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Merger Sub has no Subsidiaries.

3.21           Transactions with Affiliates.  Except as set forth in Section 3.21 of the Parent Disclosure Schedule filed prior to the Agreement Date, since the date of the Parent’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.22           Certain Liabilities.  Except as set forth on Section 3.22 of the Parent Disclosure Schedule, Parent has no current liabilities, outstanding debt or payments owed to third parties in excess of$2,000. Company acknowledges that after Effective Date and before Closing, Parent, as part of its normal business operations, will incur current liabilities that are different from the schedule provided in Section 3.22 of the Company Disclosure Schedule. An updated Section 3.22 of Parent Disclosure Schedule will be provided to Company prior to Closing.

3.23         No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3 or in any certificates delivered by Parent in connection with the Closing, the Company acknowledges that neither Parent,  Merger Sub nor any person on behalf of either parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement. Neither Parent, Merger Sub nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article 3 or in a certificate delivered by Parent in connection with the Closing. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve either Parent, Merger Sub or any other person from liability for fraud.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of the Company Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section), the Company hereby represents and warrants to Parent as follows:

4.1           Organization and Qualification; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.  Section 4.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company.  Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company does not have and never has had any Subsidiaries or any ownership or Equity Interests in or control of (direct or indirect) any other person.

4.2           Certificate of Incorporation and By-laws; Corporate Books and Records.  The copies of the Company’s Certificate of Incorporation (the “Company Certificate”) and By-laws (the “Company By-laws”) that the Company has made available to Parent are complete and correct copies thereof as in effect on the date hereof.  The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws.  True and complete copies of all minute books of the Company have been made available by the Company to Parent.

4.3           Capitalization

(a)           The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 50,000,000 shares of Company Preferred Stock.  As of the Agreement Date, (A) 25,408,500 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, and (B) 7,091,500 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon the exercise of outstanding Company Options, and (C) no shares of Company Preferred Stock were issued.

(b)           As of the Agreement Date, except for the Company Options disclosed in Section 2.2 of the Company Disclosure Schedule, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company.  The Company has provided Parent with a true and complete list as set forth in Section 2.2 of the Company’s Disclosure Schedule, as of the date hereof, of all Company Options outstanding under the Company Stock Option Plans, the prices at which such outstanding Company Options may be exercised and the vesting schedule of the Company Options.  All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(c)           As of the Agreement Date, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock, or any capital stock of, or other Equity Interests in, the Company.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d)           The Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matter.  The Company has not adopted a stockholders rights plan.

(e)           None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options.

4.4           Authority

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 4.19.  This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           The Board of Directors of the Company (the “Company Board”), by resolutions duly adopted by unanimous vote of the directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved to recommend (subject to Section 6.3) that the stockholders of the Company adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders in accordance with this Agreement.  The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the Delaware Law.

4.5           No Conflict; Required Filings and Consents

(a)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) the filing and recordation of the Certificate of Merger as required by Delaware Law and the Company Stockholder Approval and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

4.6           Permits; Compliance With Law.  The Company and each of its Subsidiaries are in possession of all authorizations, licenses, permits, certificates, orders, consents, registrations, approvals and clearances of any Governmental Entity (collectively, “Company Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted or proposed to be conducted, and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect.

No Company Permit is subject to termination as a result of the execution of this Agreement.  Neither the Company nor any of its Subsidiaries is or has been in conflict with, or in default or violation of, (x) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (y) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7           Financial Statements

(a)           The unaudited financial statements (including the notes thereto) of the Company for the year ended December 31, 2010 attached as Section 4.7(a) of the Company Disclosure Schedule (the “Company Financial Statements”) were prepared on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of the Company as of and for the calendar year ended December 31, 2010.  The books and records of the Company have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b)           The unaudited financial statements of the Company for the fiscal year ended December 31, 2009 attached as Section 4.7(b) of the Company Disclosure Schedule  were prepared on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of December 31, 2009 (subject to normal year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect).

(c)           Except as and to the extent set forth on the balance sheet of the Company included in the Company Financial Statements, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business since December 31, 2010 that would not, individually or in the aggregate, have a Material Adverse Effect.

4.8           Brokers.  Except as set forth in Section 4.8 of the Company Disclosure Schedule no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

4.9           Absence of Certain Changes or Events.  Since December 31, 2010, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Company Disclosure Schedule, the Company has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been any action taken by the Company or any of its Subsidiaries through the Effective Time that would constitute a breach of Section 5.2.

4.10           Employee Benefit Plans.

(a)           Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were since formation of the Company, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).  Neither the Company, nor to the knowledge of the Company, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.  With respect to each Company Benefit Plan, (to the extent applicable) the Company has delivered or made available to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the DOL with respect to such Company Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (F) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b)           Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the Agreement Date have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet of the Company.  With respect to the Company Benefit Plans, no event, including any prohibited transaction(s), has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any fiduciary of such Company Benefit Plans could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

4.11           Labor and Other Employment Matters

(a)           The Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, non-compliance with which should reasonably be expected to have a Material Adverse Effect.  None of the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries.  There is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of the Company.  To the Company’s knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary of the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b)           The Company has identified in Section 4.11(b) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (B) all severance programs and policies of the Company or any of its Subsidiaries with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions.  Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.  As of the Agreement Date, no individual who is a party to an employment agreement listed in Section 4.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

4.12           Tax Treatment.  None of the Company, any of its Subsidiaries or any of the Company’s affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.13           Contracts.  As of the date hereof, except as disclosed in Section 4.13 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or which restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.  As of the date hereof, each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.”  Each Company Material Contract is valid and binding on the Company and its Subsidiaries, and to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and its Subsidiaries have in all respects performed all obligations required to be performed by them to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.  The Company has made available to Parent true and complete copies of each Company Material Contract.

4.14           Litigation.  Except as disclosed in Section 4.14 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is as of the date hereof obligated to indemnify a third party and neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

4.15           Environmental Matters.  Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)           The Company and each of its subsidiaries (A) are in compliance with all, and are not subject to any liability with respect to any, applicable Environmental Laws, (B) hold or have applied for all Environmental Permits necessary to conduct their current operations, and (C) are in compliance with their respective Environmental Permits.

(b)           None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c)           None of the Company or any of its Subsidiaries (A) has entered into or agreed to any consent, decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d)           None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e)           To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.

4.16           Intellectual Property.  (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the Agreement Date (“Company Material Intellectual Property”).  Except as set forth in Section 4.16 of the Company Disclosure Schedule  and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Company Material Intellectual Property has been made by a third party and no such Company Material Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to the Company or any of its Subsidiaries that the use of any Company Material Intellectual Property by the Company, any of its Subsidiaries, or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Material Intellectual Property; (D) the Company or its applicable Subsidiary has, and enforces, a policy requiring each employee to execute a confidential information and inventions assignment agreement, and each consultant and independent contractor to execute a confidential information agreement, and all current and former employees, consultants and independent contractors have executed at least one such agreement; (E) the Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any the Company Material Intellectual

Property, and has no knowledge that any employee or former employee of the Company or any Subsidiary of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Material Intellectual Property; (F) the Company or its applicable Subsidiary has taken all reasonable action to maintain and protect each item of Company Material Intellectual Property; and (G) to its knowledge, the Company has the right to use all of the Company Material Intellectual Property in all jurisdictions in which the Company currently conducts business and (H) neither the operation of the businesses of the Company and each of its Subsidiaries nor the use of any Company Material intellectual property infringes on or violates (or in the past infringed or violated) any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right or constitutes or misappropriation of (or in the past constituted a misappropriation of) any trade secret, confidential information or know-how; provided that the foregoing representation shall be qualified by knowledge with respect to patents.

(b)           Company owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property created by its (i) employees, in connection with the Company’s business, any (ii) independent contractors, in connection with any such independent contractor performing its duties for the Company.

4.17           Taxes.

(a)           The Company and each of its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect.  All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect.  All Taxes shown as due on such Tax Returns have been timely paid.

(b)           Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of the Company and each of its Subsidiaries (i) did not, as of the dates of the most recent financial statements of the Company, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and each of its Subsidiaries in filing its Tax Returns.

(c)           Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to the Company and each of its Subsidiaries has been claimed, proposed or assessed in writing by a Tax authority or other Governmental Entity, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and the Company and its Subsidiaries have not received written notification that any such audit or other proceeding is pending, and (iii) neither the Company nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           There are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, or (ii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e)           The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have otherwise complied with all applicable rules and regulations relating to withholding of Taxes, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f)           None of the Company or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(g)           No claim has ever been made in writing by an authority in a jurisdiction where any of the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in such jurisdiction or may be required to file a Tax Return in such jurisdiction.

(h)           None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.  The Company or any of its Subsidiaries is not a party to any Tax sharing or Tax allocation agreement.

(i)           None of the Company or any of its Subsidiaries has been a party to any distribution in which the parties to such distribution treated the distribution as one described in Section 355 of the Code, in whole or in part.

(j)           The Company and its Subsidiaries have made available to Parent correct and complete copies of all (i) income, franchise and other material federal and applicable state and local Tax Returns for tax years ending on or after December 31, 2007 as Parent may have requested, and (ii) income Tax audit reports, statements of deficiency, and closing or other agreements relating to Taxes.

(k)           Except as disclosed in Section 4.17(k) of the Company Disclosure Schedule, the Company and each Subsidiary is, and has always been, an accrual method taxpayer.  Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date except in each case where such inclusion of an item of income or exclusion of an item of deduction would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503(d)(2) of the Code.

(l)           Section 4.17(l) of the Company Disclosure Schedule sets forth all countries, states, provinces, cities and other jurisdictions in which the Company and each of its Subsidiaries either (i) has been subject to any Tax at any time during the past five (5) years, (ii) is currently subject to any Tax, or (iii) is or has been during the past five (5) years subject to a written claim that the Company and each of its Subsidiaries is subject to any Tax.

4.18           Insurance.  Section 4.18 of the Company Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its Subsidiaries, copies of which have previously been made available to Parent.  All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.  No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company.

4.19           Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Securities of the Company necessary to adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

4.20           Transactions with Affiliates.  Section 4.20 of the Company Disclosure Schedule describes any material transactions or relationships between the Company and any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.21           Certain Liabilities.  Except as set forth on Section 4.21 of the Company Disclosure Schedule, the Company has no current liabilities, outstanding debt, or payments owed to third parties in excess of $2,000.Parent acknowledges that after Effective Date and before Closing, Company, as part of its normal business operations, will incur current liabilities that are different from the schedule provided in Section 4.21 of the Company Disclosure Schedule. An updated Section 4.21 of Company Disclosure Schedule will be provided to Parent prior to Closing.

4.22           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4 or in any certificates delivered by the Company in connection with the Closing, the Parent acknowledges that the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent in connection with the transactions contemplated by this Agreement.  The Company  nor any other person will have or be subject to any liability or indemnification obligation to the Parent or any other person resulting from the distribution to the Parent, or the Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Parent in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article 4 or in a certificate delivered by the Company in connection with the Closing.  Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve the Company or any other person from liability for fraud.

COVENANTS

5.1           Conduct of Business by Parent Pending the Closing.  Parent agrees that, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as set forth in Section 5.1 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless previously approved in writing by the Company, Parent will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice.  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, directly or indirectly, do, or agree to do, any of the following unless previously approved in writing by the Company:

(a)           amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b)           sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of Parent or any of its Subsidiaries, except pursuant to existing Contracts or commitments, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(c)           declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of Parent to Parent or to any other wholly-owned Subsidiary of Parent) or enter into any agreement with respect to the voting of its capital stock or grant any Parent Options;

(d)           issue, grant, sell, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than in connection with the termination of an employee pursuant to existing repurchase rights or the exercise any currently outstanding options or warrants);

(e)           acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(f)           except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the Agreement Date as disclosed in Section 3.11(b) of Parent Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant or modify any rights to severance change-in-control or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Parent or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria, accelerate vesting, exercisability or funding or exercise any discretion under any Parent Benefit Plan;

(g)           (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h)           make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(i)           waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j)           change its method of accounting, make any material tax election, settle or compromise any material liability for Taxes, amend any material Tax Return or file any refund for a material amount of Taxes;

(k)           take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l)           modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Parent is a party;

(m)           take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied except to the extent contemplated by, and in accordance with, Section 5.5 of this Agreement; or

(n)           authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding the foregoing, Parent shall be able to issue and sell additional shares of Parent Common Stock as well as pay costs and fees associated with raising equity prior to Closing in order to comply with the requirements of Section 6.3(e) of this Agreement.

5.2           Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless previously approved in writing by Parent, the Company will conduct its operations only in the ordinary and usual course of business consistent with past practice.  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, directly or indirectly, do, or agree to do, any of the following unless previously approved in writing by Parent:

(a)           amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b)           sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods of the licensing of its products in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(c)           declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock or grant any Company Options;

(d)           issue, grant, sell, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than in connection with the termination of an employee pursuant to existing repurchase rights or the exercise any currently outstanding options or warrants);

(e)           acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(f)           except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the Agreement Date as disclosed in Section 4.11(b) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant or modify any rights to severance, change-in-control or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria, accelerate vesting, exercisability or funding or exercise any discretion under any Company Benefit Plan;

(g)           (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h)           make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity and except to the extent required to comply with Section 5.17 of this Agreement;

(i)           waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j)           change its method of accounting, make any material tax election, settle or compromise any material liability for Taxes, amend any material Tax Return or file any refund for a material amount of Taxes;

(k)           take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l)           modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(m)           take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied except to the extent contemplated by, and in accordance with, Section 5.5 of this Agreement; or

(n)           authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

5.3           Stockholder Approval

(a)            Company Stockholder Approval.  The Company shall use its reasonable best efforts to obtain and deliver to Parent, prior to the Closing Date, written consents of the stockholders of the Company, pursuant to the requirements of Delaware Law, constituting approval and adoption of the Company Stockholder Approval (the “Company Stockholder Written Consents”).  Subject to the provisions of Section 5.5 of this Agreement, the Company Board shall recommend adoption of this Agreement by the Company’s stockholders (the “Company Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation.

(b)           Parent Stockholder Approval.  Parent shall use its reasonable best efforts to obtain and deliver to Company, prior to the Closing Date, written consents of the stockholders of the Parent, pursuant to the requirements of Nevada Law, constituting approval and adoption of the Parent Stockholder Approval (the “Parent Stockholder Written Consents”).  Subject to the provisions of Section 5.5 of this Agreement, the Parent Board shall recommend adoption of this Agreement by Parent’s stockholders (the “Parent Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation.

5.4           Access to Information; Confidentiality.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their respective Subsidiaries is a party (which such person shall use commercially reasonable efforts to cause the counterparty to waive), from the Agreement Date to the Effective Time, Parent and the Company shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to (a) provide to the other party and its respective Representatives access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request.  .  With respect to the information disclosed pursuant to this Section 5.4, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Joint Nondisclosure Agreement, dated January 18, 2011, previously executed by Parent and the Company (the “Confidentiality Agreement”).

5.5           No Solicitation of Transactions

(a)           The Parent and Company each agrees that neither it nor any of its Subsidiaries shall, and that it shall ensure that its and its Subsidiaries’ Representatives do not, directly or indirectly: (i) initiate, solicit, induce, knowingly encourage or take any other action designed to, or which could reasonably be expected to, facilitate, an Acquisition Proposal or Acquisition Inquiry or the making, submission or announcement of, any Acquisition Proposal or Acquisition Inquiry, (ii) furnish to any person any nonpublic information in connection with or in response to any Acquisition Proposal or Acquisition Inquiry, (iii) participate or engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry, except to notify such person as to the existence of these provisions of Section 5.5(a), (iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Inquiry. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 5.5(a) by any Representative of  the Parent or Company or any of its respective Subsidiaries, whether or not such person is purporting to act on behalf of such party, shall constitute a breach of this Section 5.5(a).  For purposes of this Agreement, a Representative shall be deemed to have breached this Section 5.5(a) if such Representative takes any action that would constitute a breach by the Parent or Company of this Section 5.5(a) were such party to take such action directly.  Parent or Company shall immediately terminate, and shall cause its Subsidiaries and its Subsidiaries’ Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal or Acquisition Inquiry.

            (b)             Notwithstanding the foregoing, at any time prior to obtaining Parent Stockholder Approval or  Company Stockholder Approval, in response to a bona fide unsolicited written Takeover Proposal that the Board of Directors of Parent or Company, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) constitutes or is reasonably likely to lead to a Superior Proposal and (ii) that the failure to take the actions described in clauses (x) and (y) below would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, and which Takeover Proposal was made after the date of this Agreement and did not otherwise result from a knowing or intentional breach of this Section 5.5, the Parent or Company, as applicable, may, subject to compliance with this Section 5.5(b), (x) furnish information with respect to the Parent or the Company, as applicable, to the person making such Takeover Proposal (and its representatives) (provided that all such information has previously been provided to Parent or Company, as applicable, or is provided to Parent or the Company, as applicable, prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement, and (y) participate in discussions regarding the terms of such Takeover Proposal and the negotiation of such terms with, and only with, the person making such Takeover Proposal (and such person’s representatives); provided, that the Parent or Company, as applicable, shall give written notice to Parent or Company, as applicable, after any such determination by the Board of Directors of the Parent or Company, as applicable, and prior to taking any of the actions described in the foregoing clauses (x) and (y).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5 by any representative of the Parent or the Company, as applicable, or any of its affiliates shall constitute a breach of this Section 5.5 by the Parent or the Company, as applicable.

                  (c)           Neither the Parent Board or Company Board nor any committee thereof shall withdraw, modify or amend, or formally propose to withdraw, modify or amend, in a manner adverse to the other party hereto, the Parent Recommendation or Company Recommendation, as applicable.  Notwithstanding the foregoing, and other than in connection with a Takeover Proposal, if the Board of Directors of Parent or Company, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of the Parent or Company, as applicable, may make a Parent or Company adverse recommendation change; provided, that the Parent or Company, as applicable, has provided Parent or Company, as applicable, five business days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

                     (d)             Notwithstanding the foregoing if the Board of Directors of the Parent or Company, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (i) an unsolicited bona fide written Takeover Proposal made after the date of this Agreement and not the result of a breach of this Section 5.5 constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of the Parent or Company, as applicable, may, subject to compliance with this Section 5.5(d), cause the Parent or Company, as applicable, to terminate this Agreement in order to enter into a definitive agreement relating to such Takeover Proposal that constitutes a Superior Proposal after paying the Parent Termination Fee or Company Termination Fee, as applicable, in accordance with Section 7.2.  The Parent or Company, as applicable, shall provide Parent or Company, as applicable, with five business days’ prior written notice advising Parent or Company, as applicable. that it intends to take such action and specifying, in reasonable detail, the reasons for such action (a “Notice of Superior Proposal”).  A Notice of Superior Proposal shall advise Parent or Company, as applicable, that the Board of Directors of the Parent or Company, as applicable, has received a Superior Proposal and shall include any information and materials  that have not yet been provided to Parent or Company, as applicable, (including the most recent version of any written agreement relating to the transaction that constitutes a Superior Proposal or, if no such written agreement exists, a written summary of the material terms and conditions of such Superior Proposal).  If Parent or Company, as applicable,, within five business days following its receipt of a Notice of Superior Proposal (the “Notice Period”), makes an offer that, as determined in good faith by the Board of Directors of the Parent or Company, as applicable, (after consultation with outside counsel and a financial advisor of nationally recognized reputation) results in the applicable Takeover Proposal no longer being a Superior Proposal, then the Parent and Company, as applicable, shall have no right to terminate this Agreement pursuant to Section 7.1(g) as a result of such Takeover Proposal.  If Parent or Company, as applicable, shall not have made such an offer within the Notice Period, then, within five business days following the expiration of such Notice Period, the Board of Directors of the Parent or Company, as applicable, may cause the Parent or Company, as applicable, to terminate this Agreement pursuant to Section 7.1(g) in order to enter into a definitive agreement relating to such Takeover Proposal that constitutes a Superior Proposal after paying the Parent Termination Fee or Company Termination Fee, as applicable, in accordance with Section 7.2.  During the Notice Period, the Parent or Company, as applicable, shall and shall cause its representatives, including its financial advisors and outside counsel, to negotiate in good faith with Parent or Company, as applicable, and its representatives with respect to any offer from Parent or Company, as applicable.

(e)           Parent and the Company agree not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which Parent or the Company or any of its Subsidiaries is a party or under which Parent or the Company or any of its Subsidiaries has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of the other party.

5.6           Appropriate Action; Consents; Filings

(a)           Subject to Section 5.5 of this Agreement, Parent and the Company shall use their commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (y) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, that nothing in this Section 5.6(a) shall require the expenditure of money by the Company or Parent to a third party in exchange for any such consent (other than nominal filing or processing fees).  Parent and the Company shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b)           Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or (C) required to prevent a Material Adverse Effect with respect to Parent or the Company from occurring prior to or after the Effective Time.  In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.6(b), such party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon Parent and the Company, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

5.7           Certain Notices.  From and after the Agreement Date until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (B) the failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied.

5.8           Public Announcements.  The press release announcing the execution of this Agreement shall be issued in the form as has been mutually agreed upon by Parent and the Company and each of Parent and the Company shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that a party may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or, in the case of Parent, by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used commercially reasonable efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner.

5.9           Employee Benefit and Section 16 Matters

(a)           Section 16 Matters.  Prior to the Effective Time, each of Parent and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(b)           (i) Prior to the Closing, Parent shall enter into an employment agreement with the key employees of the Company and its Subsidiaries set forth on Schedule 5.9(b)(i) and the key employees of Parent and its Subsidiaries set forth on Schedule 5.9(b)(ii), to be effective at Closing, and (ii) effective at the Closing, employ all the other employees of the Company or any Subsidiary of the Company prior to the Effective Time and as agreed by such employees, provide each of them with the same salary, bonus and benefits as he or she receives from the Company prior to the Effective Time.

(c)            Prior to Closing, Parent will enter into an employee stock option plan such that the conversion of the outstanding Company options into Parent options will qualify under Section 424 of the Internal Revenue Code.

(d)           Employees of the Company or any Subsidiary of the Company who become employees of Parent or a Subsidiary of the Parent (including the Company as the Surviving Corporation in the Merger) after the Effective Time shall continue to be eligible to participate and accrue their benefits under Company Benefit Plans, if available.

(e)           The parties hereto acknowledge and agree that all provisions contained in this Section 5.9 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or Parent Benefit Plan or any beneficiary thereof or (ii) to continued employment with Parent or the Company, unless such right is separately agreed upon in an employment agreement.  After the Effective Time, nothing contained in this Section 5.9 shall interfere with Parent’s right to amend, modify or terminate any Parent Benefit Plan or to terminate the employment of any employee of Parent or the Company for any reason.

5.10           Indemnification of Directors and Officers

(a)           The Company, Merger Sub and Parent agree that the indemnification and exculpation obligations set forth in the Company Certificate and Company By-laws existing in favor of those persons who are directors and officers of the Company as of the Effective Time for their acts and omissions as directors and officers thereof prior to the Effective Time, shall survive the Merger and be honored and in full force and effect by Parent and Merger Sub to the fullest extent permitted by Delaware Law for a period of six years from Effective Time.

(b)           Parent shall use its commercially reasonable efforts to provide to the Company’s directors and officers insurance and an indemnification policy within six months of the Effective Time (the “D&O Insurance”). The term of such D&O Insurance shall be for six years from the date obtained. (c)From and after the Effective Time, Parent and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements listed in Section 5.10(c) of the Company Disclosure Schedule between the Company and such officers and directors.

5.11           Takeover Statutes. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take such lawful actions to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

5.12           Reorganization. It is the intent of all parties hereto that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Code.  The parties hereto adopt this Agreement as a “plan or reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).  Notwithstanding anything herein to the contrary, each of Merger Sub, Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.  Merger Sub, Parent, the Company and the Surviving Corporation shall report, to the extent required or permitted by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code and shall file all Tax Returns consistent with the foregoing and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment unless required to do so by applicable law.  Parent and the Company will each make available to the other party and their respective legal counsel copies of all Tax Returns requested by the other party.

5.13           Transfer Taxes.  Parent will pay all federal, state and local sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer Taxes, if any, due as of the Closing Date as a result of the transactions contemplated by this Agreement whether imposed by law on Parent, Company or holders of Company Common Stock or Company options (collectively, “Transfer Taxes”).  Parent will timely file the necessary documentation and Tax Returns with respect to any Transfer Taxes and, upon request, will furnish proof of filing (and payment) to the other party or holders of Company Common Stock or Company options, as applicable.

5.14           Form S-8.  Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options promptly, but in no event later than thirty (30) days, following the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such Company Options remain outstanding.

5.15           Updates and Information.  Each of the parties agrees to inform the other as to the status of satisfying the conditions to Closing, so as the other party is current as to such information.

5.16           Reserved

5.17           Audited Financial Statements of the Company.  At the Closing Date, the Company shall deliver to Parent audited financial statements (including the notes thereto) of the Company for the years ended December 31, 2009 and 2010 (the “Audited Financial Statements”).  The Audited Financial Statements shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein, and be substantially consistent with the unaudited financial statements set forth in Sections 4.7(a) and (b).

5.18           Charter Amendment.   Prior to or immediately following the Closing Date Parent shall, and the other parties shall use their reasonable best efforts to assist Parent to file an information statement with the SEC for the purpose of effecting an amendment to the Parent Certificate to increase the number of authorized shares of capital stock to 250,000,000 authorized shares and change the name of Parent to “MB Pringo Corporation” (the “Charter Amendment”), and to cause the directors of Parent to be those individuals identified on Annex C to this Agreement.  Parent shall effect the Charter Amendment as soon as practicable after the information statement becomes definitive.

5.19           Pooling Agreement.  The shareholders of the company (“Company Shareholders”) and the shareholders of Parent (“Parent Shareholders”) collectively agree to enter into an agreement (the “Pooling Agreement”) at Closing.  An example of such Pooling Agreement is attached here as Exhibit A.

5.20  Parent Buy-back of Shares.  After the computation of the Exchange ratio and immediately following the Effective Time Parent shall repurchase from Walter Kostiuk 3,000,000 shares of Parent Common Stock at a purchase price of $0.0001 per share.

5.21           Due Diligence.  (a)  Due Diligence by the Company. The Company shall have ten (10) calendar days from the date of this Agreement to complete its due diligence of Parent and its Subsidiaries (the “Company’s Diligence Period”) and notify Parent in writing of a material breach of the agreement by Parent. Parent will have 30 days from the date of the notice to cure such breach. If such breach is not curable or Parent is unable to cure the breach within 30 days, the Company may terminate the Agreement. If the Company terminates the Agreement based on an unresolved material breach of the Agreement by Parent during the Company’s Diligence Period pursuant to the terms of this Section 5.21 then the Company shall not be obligated to pay Parent the Company Termination Fee or the Parent Expense Fee; provided, however, that the Company shall be obligated to pay Parent all costs and expenses incurred by Parent in connection with the Company’s Audited Financial Statements.  Notwithstanding the foregoing, if the Agreement is terminated during the Company’s Diligence Period by Parent pursuant to Section 7.1(d), 7.1(g),  or Section 7.1(f) (other than with respect to Section 3.14 insofar as it relates to a suit, claim, action, proceeding or investigation instituted or threatened after the Agreement Date), then the Company shall be obligated to pay Parent the Company Termination Fee and Parent Expense Fee.  If the Company terminates the Agreement between the end of the Company’s Diligence Period and the Outside Date then the Company shall be obligated to pay the Company Termination Fee and Parent Expense Fee.  Notwithstanding the foregoing, the Company may terminate the Agreement  in accordance with the provisions of Section 7.1(a), Section 7.1(b) or Section 7.1(c) without paying the Company Termination Fee or Parent Expense Fee.

(b)           Due Diligence by the Parent.  Within ten (10) calendar days of the date of this Agreement (the “Ten Day Period”) the Company shall provide to Parent all material documents, agreements, and other information in connection with Company’s Representations and Warranties.  If the Company fails to provide such documentation within the Ten Day Period, Parent may terminate this Agreement without penalty and the Company shall be obligated to pay Parent all costs and expenses incurred by Parent in connection with the Company’s Audited Financial Statements.  Parent shall have up to 21 calendar days from the date that the Company has informed Parent in writing that the Company has provided to Parent all due diligence information described in the first sentence of this Section 5.21(b) to complete its due diligence of the Company and its Subsidiaries (the “Parent’s Diligence Period”).  Parent may terminate the Agreement without penalty during Parent’s Diligence Period if Parent uncovers information that, should the merger take place, would have a Material Adverse Effect on Parent’s business.  If Parent terminates the Agreement during the Parent’s Diligence Period after uncovering information that, should the merger take place, would have a Material Adverse Effect on Parent’s business, then the Company shall be obligated to pay Parent all costs and expenses incurred by Parent in connection with the Company’s Audited Financial Statements and the Parent shall not be obligated to pay the Company the Parent Termination Fee or the Company Expense Fee.  Notwithstanding the foregoing, if the Agreement is terminated during the Parent’s Diligence Period by the Company pursuant to Section 7.1(d), 7.1(g), or Section 7.1(e) (other than with respect to Section 4.14 insofar as it relates to a suit, claim, action, proceeding or investigation instituted or threatened after the Agreement Date), then Parent shall be obligated to pay the Company the Parent Termination Fee and Company Expense Fee.  If Parent terminates the Agreement between the end of the Parent’s Diligence Period and the Outside Date then the Parent shall be obligated to pay the Parent Termination Fee and Company Expense Fee.  Notwithstanding the foregoing, Parent may terminate the Agreement in accordance with the provisions of Section 7.1(a), Section 7.1(b) or Section 7.1(c) without paying the Parent Termination Fee or Company Expense Fee.

CLOSING CONDITIONS

6.1           Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)           Stockholder Approval.  The Parent Stockholder Approval and Company Stockholder Approval shall have been obtained.

(b)           No Order.  No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(c)           Consents and Approvals.  All material consents, approvals and authorizations of any Governmental Entity required of the Company, Parent or any of their Subsidiaries shall have been obtained.

6.2           Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect.  Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by Article V of this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c)           Consents and Approvals.  All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, shall have been obtained.

(d)           Audited Financial Statements of the Company

.  At closing the Company shall deliver to Parent the Audited Financial Statements in accordance with Section 5.17 of this Agreement.

(e)           Material Adverse Effect.  Since the Agreement Date, there shall not have occurred any Material Adverse Effect with respect to the Company. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

6.3           Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect.  The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b)           Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by Article V of this Agreement to be performed or complied with by each of them on or prior to the Effective Time.  The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c)           Consents and Approvals.  All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, shall have been obtained.

(d)           Material Adverse Effect.  Since the Agreement Date, there shall not have occurred any Material Adverse Effect with respect to Parent.  The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(e)           Cash on hand.  At the Effective Date, Parent will have a minimum of cash of at least $1,000,000 in excess of its then outstanding current and long term liabilities, excluding the costs and expenses incurred by Parent in connection with the Company’s Audited Financial Statements.

TERMINATION, AMENDMENT AND WAIVER

7.1           Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)           By mutual written consent of the Company and Parent, by action of their respective Boards of Directors;

(b)           By either Parent or the Company if the Merger shall not have been consummated prior to ninety (90) days after the date of this Agreement (such date, the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c)           By either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable);

(d)           By either Parent or the Company if the other party shall have materially breached its obligations under Section 5.5;

(e)           By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(e)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreement contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(e)), and such breach (if curable) has not been cured within 60 days after notice to Parent;

(f)           By Parent, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(f)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreement contained in this Agreement such that Section 6.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(f)), and such breach (if curable) has not been cured within 60 days after notice to the Company.

(g)           By either Parent or Company pursuant to Section 5.5(d).

(h)           By either Parent or Company pursuant to Section 5.21.

7.2           Effect of Termination

(a)           Limitation on Liability.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Parent or their respective Subsidiaries, officers or directors except with respect to Section 5.4, Section 5.8, this Section 7.2 and Article VIII and with respect to any liabilities or damages incurred or suffered by a party as a result of fraud or the willful and material breach by the other party of any provision of this Agreement.

(b)           Parent Termination Fee.  Parent shall pay to the Company a termination fee (the “Parent Termination Fee”) of $100,000 as liquidated damages and in addition shall reimburse the Company for all Expenses incurred by the Company in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder, up to an aggregate maximum amount of $100,000 (the “Company Expense Fee”) in the event that this Agreement is terminated as follows: (i) if the Company shall terminate this Agreement pursuant to Section 7.1(d), 7.1(g), or 7.1(e) (other  than because a representation or warranty of the Parent became untrue between the date hereof and the Closing as the result of an event or condition over which the Parent was unable, in the exercise of its reasonable commercial efforts, to exercise control or because of a breach of a covenant or agreement of the Parent that the Parent was unable to prevent in the exercise of its reasonable commercial efforts); or (ii) if either party shall terminate this Agreement pursuant to Section 7.1(b) and, at any time after the Agreement Date and before the termination of this Agreement, an Acquisition Proposal with respect to Parent shall have been publicly made, proposed or communicated and not withdrawn.  Any Parent Termination Fee payable under this provision shall be payable as liquidated damages to compensate the Company for the damages the Company will suffer if this Agreement is terminated in the circumstances set forth in this Section 7.2(b), which damages cannot be determined with reasonable certainty.  It is specifically agreed that any Parent Termination Fee to be paid pursuant to this Section 7.2(b) represents liquidated damages and not a penalty.

(c)           Company Termination Fee.  The Company shall pay to Parent a termination fee (the “Company Termination Fee”) of $100,000 as liquidated damages and in addition shall reimburse Parent for all Expenses incurred by Parent in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder, up to an aggregate maximum amount of $100,000 (the “Parent Expense Fee”) in the event that this Agreement is terminated as follows: (i) if Parent shall terminate this Agreement pursuant to Section 7.1(d), 7.1(g), or 7.1(f) (other  than because a representation or warranty of the Company became untrue between the date hereof and the Closing as the result of an event or condition over which the Company was unable, in the exercise of its reasonable commercial efforts, to exercise control or because of a breach of a covenant or agreement of the Company that the Company was unable to prevent in the exercise of its reasonable commercial efforts); or (ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(b) and, at any time after the Agreement Date and before the termination of this Agreement, an Acquisition Proposal with respect to the Company shall have been made, proposed or communicated and not withdrawn and (B) within twelve months following the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated.  Any Company Termination Fee payable under this provision shall be payable as liquidated damages to compensate Parent for the damages Parent will suffer if this Agreement is terminated in the circumstances set forth in this Section 7.2(c), which damages cannot be determined with reasonable certainty.  It is specifically agreed that any Company Termination Fee to be paid pursuant to this Section 7.2(c) represents liquidated damages and not a penalty.

(d)           All Payments.  Any payment required to be made pursuant to Section 7.2(b)(i) or 7.2(c)(i) shall be made not later than two business days after the date of termination.  Any payment required to be made pursuant to Section 7.2(b)(ii) or 7.2(c)(ii) shall be made not later than two business days after the consummation of an Acquisition Proposal.  In no event shall more than one Parent Termination Fee, Parent Expense Fee, Company Termination Fee or Company Expense Fee be made.  In no event shall Parent be required to pay the Parent Termination Fee or Parent Expense Fee nor shall the Company be required to pay the Company Termination Fee or Company Expense Fee if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee was in material breach of its obligations under this Agreement.  All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.  Parent and the Company acknowledge that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement.  Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.2, such defaulting party shall pay to the prevailing party its costs and Expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.  The parties hereto acknowledge and agree that in the event that the Parent Termination Fee or the Company Termination Fee becomes payable and is paid by the Company or Parent, as the case may be, pursuant to this Section 7.2, the right to receive such amount shall constitute such party’s sole and exclusive remedy under this Agreement other than with respect to fraud or the willful and material breach of this Agreement; provided, that acceptance by such party of such amount required to be paid pursuant to this Section 7.2 shall constitute such party’s sole and exclusive remedy for any breach of this Agreement, including with respect to any breach of Section 5.5.

7.3           Amendment.  To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, and to the extent that such amendment affects the rights, obligations or duties of the Company Stockholders, the Company Stockholders; provided, that after any such approval, no amendment shall be made that by Law requires further approval by Parent’s or the Company’s stockholders, as the case may be, without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.4           Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law that requires further approval by such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.5           Expenses.  Except as otherwise explicitly set forth in Section 7.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

GENERAL PROVISIONS

8.1           Non Survival of Representations, Warranties and Agreements.  This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Sections 1.5 (Directors; Officers), 5.10 (Employee Benefit and Section 16 Matters) and 5.11 (Indemnification of Directors and Officers) shall survive the consummation of the Merger. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Sections 7.2 (Effect of Termination) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

8.2           Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile or electronic transmission (providing confirmation of transmission) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to it at:

Pringo, Inc.11835 West Olympic Boulevard Suite 855
Los Angeles, CA 90064
Attention: Majid Abai, CEO
Facsimile No.: (310) 775-9717
Telephone No.: (310) 775-8077 ext. 222

with a copy to (which shall not constitute notice):

Parker, Milliken, Clark, O’Hara & Samuelian LLP
30th Floor
555 South Flower Street
Los Angeles, CA 90071
Attention: Christopher P. O’Connell
Facsimile No.: (213) 683-6669
Telephone No.: (213) 683-6678

If to Parent or Merger Sub, addressed to it at:

1990 Main Street, Suite 750
Sarasota, Florida 34236
Attention: Walter Kostiuk, CEO
Facsimile No.: (941) 309-5257
Telephone No.: (941) 309-5356

 with a copy to (which shall not constitute notice):

Anslow + Jaclin LLP
Attention: Gregg E. Jaclin
195 Route 9 South
Manalapan, New Jersey 07726
Facsimile No.: (732) 577-1188
Telephone No.: (732) 409-1212

8.3           Certain Definitions.  For purposes of this Agreement, the term:

“Acquisition Inquiry” means, with respect to the Company or Parent, an inquiry, indication or interest or request for nonpublic information that could reasonably be expected to lead to an Acquisition Proposal with respect to such party.

“Acquisition Proposal” means, with respect to the Company or Parent, any offer or proposal concerning any transaction (or series of related transactions) involving: (A) any merger, consolidation, business combination, or similar transaction involving such party, (B) any sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of such party representing 20% or more of the consolidated assets of such party and its Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of such party, (D) in which any person or “group” of persons (as defined in Section 13(d) of the Exchange Act) directly or indirectly acquires beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of such party, (E) any liquidation or dissolution of such party, or (F) any combination of the foregoing (other than the Merger).

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

 “Company Total Fully Diluted Shares” means, as of immediately prior to the Effective Time, the sum of (i) the number of shares of Company Common Stock outstanding (whether or not subject to any restrictions or right of repurchase in favor of the Company), (ii) the number of shares of Company Common Stock into which any outstanding convertible or exchangeable securities (excluding the Company Options), if any, may be converted or exchanged and (iii) the number of shares of Company Common Stock issuable upon exercise of all outstanding Company Options (whether or not then exercisable, and regardless of the exercise price), but excluding for purposes of this calculation any shares of capital stock held in the treasury of the Company.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“DOL” means the U.S. Department of Labor.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than Parent or the Company that together with Parent or the Company, as applicable, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the Exchange Ratio that shall be calculated immediately prior to Closing.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in Section 13(d) of the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonable inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect or circumstance that: (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (A) economic or geo political conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (B) conditions generally affecting the industries in which such party participates; (C) the announcement or pendency of the Merger; (D) legislative or regulatory changes in the industries in which such party participates following the announcement of the transactions contemplated by this Agreement; (E) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency; or (F) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement; provided, that with respect to clauses (A), (B) and (D) the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; or (ii) prevents the Company or Parent, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party (or the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Parent or Company, as applicable, common stock or substantially all of the assets of the Parent or Company, as applicable, and Parent or Company Subsidiaries, taken as a whole, (i) which the Board of Directors of the Parent or Company, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is more favorable, from a financial point of view, to the holders of Parent or Company, as applicable, common stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent or Company, as applicable, to the terms of this Agreement) and the failure of the Board of Directors of the Parent or Company, as applicable, to approve or recommend such competing proposal would be inconsistent with its fiduciary duties under applicable law, and (ii) that is reasonably likely to be completed on the terms set forth in such offer, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Takeover Proposal” means any proposal or offer (whether or not in writing) from any person with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Parent or Company, as applicable, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Parent or Company Subsidiary or otherwise) of any business or assets of the Parent or Company, as applicable, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, warrants or other rights to acquire, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Parent or Company, as applicable, (iv) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Parent  or Company Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

 “Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.

“Tax Returns” means any report, return (including information return), filing, claim for refund, or declarations or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

8.4           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.6           Entire Agreement.  This Agreement (together with the Exhibits, Company Disclosure Schedule and Parent Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

8.7           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

8.8           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (a) as specifically provided in Section 5.11 and (b) after the Effective Time, the rights of the holders of the Company’s capital stock to receive the merger consideration specified in Section 2.1.

8.9           Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

8.10           Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to laws that may be applicable under conflicts of laws principles.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           TO THE EXTENT PERMITTED BY APPLICABLE LAW EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

8.11           Disclosure.  The provision of monetary or other quantitative thresholds for disclosure by any party (whether in that party’s disclosure schedule or otherwise) does not and shall not be deemed to create or imply a standard of materiality hereunder.

8.12           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.13           Other Remedies; Specific Performance.  Except as otherwise provided in Section 7.2, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MB PRINGO MERGER SUB, INC.

By:
Name:
Title:

MOBILEBITS HOLDINGS CORPORATION

By:
Name:
Title:

PRINGO, INC.

By:
Name:	Majid Abai
Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

ANNEX A

Initial Directors of Surviving Corporation

Directors nominated by Parent:

Walter Kostiuk, Chairman of the Board
Majid Abai
Farid Moradi, Vice Chairman
Matthew Mountain

Director nominated by mutual agreement between Parent and Company:

To be determined prior to Closing.

ANNEX B

Initial Officers of Surviving Corporation

Majid Abai                              Chief Executive Officer

Walter Kostiuk                       President, Chief Strategy Officer, Chief Financial Officer (interim)

Harvard Young                       Chief Technology Officer

ANNEX C

Initial Directors of Parent

Directors nominated by Parent:

Walter Kostiuk, Chairman
Majid Abai
Farid Moradi, Vice Chairman
Matthew Mountain

Director nominated by mutual agreement between Parent and Company:

To be determined prior to Closing.

ANNEX D

Initial Officers of Parent

Majid Abai                              Chief Executive Officer

Walter Kostiuk                       President, Chief Strategy Officer, Chief Financial Officer (interim)

Harvard Young                       Chief Technology Officer

ANNEX E

Directors of MobileBits Corporation

Directors nominated by Parent:

Walter Kostiuk, Chairman
Majid Abai
Farid Moradi, Vice Chairman
Matthew Mountain

Director nominated by mutual agreement between Parent and Company:

To be determined prior to Closing.

ANNEX F

Officers of MobileBits Corporation

Majid Abai                             Chief Executive Officer

Walter Kostiuk                      President, Chief Strategy Officer, Chief Financial Officer (interim)

Harvard Young                      Chief Technology Officer

SCHEDULE 5.09(b)(i)

Key Employees of the Company

Majid Abai
Harvard Young

SCHEDULE 5.09(b)(ii)

Key Employees of Parent

Walter Kostiuk

EXHIBIT A

FORM OF POOLING AGREEMENT (Sample)

THIS AGREEMENT made on _________, between MOBILEBITS HOLDINGS CORPORATION (the “Issuer”), a corporation incorporated pursuant to the laws of the state of Nevada, and _________________ ("Shareholder").

WHEREAS:

A.   The parties are desirous of maintaining an orderly market in the trading of the shares ("Shares") in the common stock of Issuer;

B.   Shareholder is the holder of record and beneficial owner of a total of ______________ Shares of the Issuer (the "Subject Shares"), evidenced by certificate numbers _____________________________; and

C.   The Issuer has requested that Shareholder enter into a pooling agreement on the terms and conditions set forth herein;

         NOW, THEREFORE, THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   The Shares are not being pooled in the manner set forth herein pursuant to any statutory or regulatory requirement.

2.   Shareholder hereby agrees that for the period beginning on the date of this Agreement and terminating one year hereafter (unless this Agreement terminates prior to the expiration of such period), Shareholder may not and shall not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, grant any option for the sale of, or otherwise dispose of, any of the Subject Shares held by Shareholder, or subsequently acquired through the exercise of any options, warrants or rights, or the conversion of any other security, unless the Issuer provides consent in writing authorizing Shareholder to sell or transfer an increased number of Subject Shares.

3.   Notwithstanding the above, the provisions of paragraph 2 hereof shall not apply in the following circumstances:

a)   this Agreement has expired by its own terms or is unilaterally terminated by the Issuer;

b)   a transfer of Subject Shares by reason of the death or bankruptcy of the      Shareholder, provided that as a condition of such transfer, the executor, trustee, beneficiary or recipient of such shares agrees to be bound by the terms of this Agreement;

c)   a sale of the Subject Shares pursuant to an offer made to all of the shareholders of the Issuer pro rata in accordance with their shareholdings in the Issuer or pursuant to a takeover bid or other offer made generally to shareholders of the Issuer; or

d)   the Issuer consents to a sale not made in compliance with Paragraph 2 hereof or waives the restrictions in Paragraph 2 hereof. No consent or waiver by the Issuer, however, shall be construed as a consent to or waiver of any subsequent sale not made in compliance with Paragraph 2 of this Agreement.

4.   Shareholder acknowledges that the Issuer and its transfer agent and registrar cannot effectively monitor transactions in the Subject Shares once such shares are placed into nominee or "street" name accounts. Therefore, Shareholder acknowledges and agrees that the provisions of Paragraph 2 herein shall apply to shares of Shareholder held in "street" or fiduciary name.

5.   Shareholder shall not sell, deal in, assign, transfer in any manner whatsoever or agree to sell, deal in, assign or transfer in any manner whatsoever any of the Subject Shares or beneficial ownership of or any interest in them other than in accordance with the terms of this Agreement.

6.   Shareholder agrees that the Issuer may place a legend (in substantially the form set out below) on every certificate evidencing Subject Shares or otherwise take such steps as it shall deem reasonably necessary so as to give effect to the terms of this Agreement.

NOTICE. These securities are subject to that certain Pooling Agreement dated _________________, 2011 between the registered holder hereof and MOBILEBITS HOLDINGS CORPORATION, and may ONLY be sold or otherwise transferred in compliance with the provisions of such Agreement.

7.   Shareholder consents to the placement of appropriate stop transfer orders with the Issuer's transfer agent. During the term of this Agreement, the Issuer or the Issuer's transfer agent and registrar or any successor thereof, as the case may be, shall enforce the terms of this Agreement (including the legending of certificates evidencing Subject Shares) and shall not, during any calendar month, permit any transfer of Subject Shares exceeding the amount authorized by this Agreement into a third party's name without the Issuer's prior written consent. The Issuer's transfer agent shall not be affected by any notices or subsequent agreements between the parties related to this Agreement unless and until the transfer agent has received a copy of the notice or subsequent agreement.

8.   The Issuer at its own discretion may give consent to sales by Shareholder of Subject Shares contrary to this Agreement within the term, in such a case the Shareholder agrees to work with the Issuer's market makers, if any, and to sell the Subject Shares on such schedule as is reasonably calculated to avoid adversely affecting the trading market and market price of the Issuer's common shares.

9.   This Agreement may be terminated at any time by written agreement of the Issuer's President and Shareholder.  This Agreement shall terminate automatically on the Expiration Date, or upon such earlier date as Shareholder has sold or transferred all of the Subject Shares, provided that all such sales or transfers have been made in accordance with the terms of this Agreement or have been consented to in writing by the Issuer.

10.   Shareholder shall open a brokerage account with the firm of ______________________________________, shall deliver all certificates evidencing Subject Shares to such firm and agrees that all sales of Subject Shares, as provided for by the terms of this Agreement, shall be made through such firm.

11.   This Agreement shall bind the parties, their respective successors, assigns, heirs, executors, administrators, and legal representatives. This Agreement may not be modified or cancelled except in writing signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada. Each party shall cooperate and take such action (including the delivery of share certificates) as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

12.   This Agreement may be executed at different times and places, in counterparts, and shall be effective as of the date first above written. Any party may rely upon a copy of this Agreement received by facsimile transmission and bearing another party's signature as having been signed by such other party, and a copy of this Agreement received by facsimile transmission and signed by or on behalf of a party shall have been validly executed to the same extent as if an original copy had been executed.